                                                                    EXHIBIT 10.1

CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R.
SECTIONS 200.80(B)(4), 200.83 AND 230.406.

                                  GENERAL MAGIC

                               SERVICES AGREEMENT

        THIS SERVICES AGREEMENT (the "AGREEMENT") is made effective as of January 1, 2001 (the "EFFECTIVE DATE") by and between General Magic, Inc., a Delaware corporation having a place of business at 420 North Mary Avenue, Sunnyvale, California 94085 ("MAGIC"), and OnStar Corporation, a Delaware corporation having a place of business at 1400 Stephenson Highway, Troy, Michigan 48083 ("ONSTAR"). OnStar and Magic may each be referred to herein as a "PARTY" and may together be referred to herein as the "PARTIES."



                                   BACKGROUND

        A. Magic has designed, developed, and deployed a voice-accessible service known as the Portico virtual assistant service (the "PORTICO SERVICE"). In addition, Magic has expertise in building and operating voice-accessible network services.

        B. OnStar licensed from Magic a customized version of the Portico Service (the "VIRTUAL ADVISOR SERVICE") pursuant to that certain Development and License Agreement between Magic and OnStar, dated as of November 9, 1999 (the "DEVELOPMENT AGREEMENT").

        C. The Development Agreement contemplates that Magic will initially operate the Virtual Advisor Service for OnStar.

        D. OnStar desires Magic, and Magic is willing, to operate the Virtual Advisor Service on the terms and conditions set forth in this Agreement.

        The Parties therefore agree as follows:



                                    AGREEMENT

I. DEFINITIONS

        Except as otherwise provided herein, defined terms shall have the meaning ascribed to them in the Development Agreement.

II. VIRTUAL ADVISOR SERVICES

        2.1 SERVICES. Magic will operate the Virtual Advisor Service in Magic's network operations center (the "NETWORK OPERATIONS CENTER"), and in connection therewith will use commercially reasonable efforts to (i) operate the Virtual Advisor Service twenty-four hours a day, seven days a week, for the term of this

Agreement; provided, however, that Magic may suspend such operation to conduct routine scheduled maintenance of its Network Operations Center or the Virtual Advisor Service upon ten (10) days prior notice to and approval from OnStar (which approval shall not be unreasonably withheld or delayed), (ii) contract with third party content providers for the provision of stock quote, news, and weather information to the Virtual Advisor Service, and for such other information as the parties may agree, (iii) maintain the service levels set forth in Exhibit A (Service Level Agreement) and (iv) provide second level customer support as set forth in Exhibit B (Customer Support) (collectively, the "SERVICES"). Exhibit B shall be updated from time to time upon the mutual agreement of the parties.

        2.2 Magic's Obligations.

                2.2.1 Compliance with Law.

        Magic represents, warrants and covenants to OnStar that the performance of its obligations hereunder will not violate any applicable laws or cause a breach of any agreements with any third parties.

                2.2.2 Commitment of Resources.

        Magic will provide such resources and utilize such employees as it deems commercially reasonable to perform the Services in accordance with the service levels set forth in Exhibit A (Service Level Agreement).

                2.2.3 Manner of Performance.

        The manner and means used by Magic to perform the Services desired by OnStar are in the sole discretion and control of Magic.

                2.2.4 Place of Performance.

        All work to be performed by Magic in connection with the Services shall be conducted at Magic's Sunnyvale, California facility; provided, however, that Magic may conduct all or a portion of services from another facility or facilities upon prior notice to and approval from OnStar (which approval shall not be unreasonably withheld or delayed).

                2.2.5 Service Level Limits.

        The Parties acknowledge that Magic's agreement to provide the Services at the compensation set forth in Article IV is predicated on the assumption that the Virtual Advisor Service contains those functions and features defined in the document entitled "OnStar Virtual Advisor Phase 1.1 Product Requirements Document, Version 1.6," dated September 26, 2000 (the "September 26 PRD"). To the extent the parties agree to modify the September 26 PRD, they will negotiate in good faith any warranted changes to the compensation provided to General Magic under Article IV.

                2.2.6 Breach of Magic's Warranties and Covenants.

        In the event of any material breach by Magic of the foregoing warranties or covenants, in addition to other remedies available at law or in equity, OnStar will have the right, in its sole discretion, to suspend its use of the Services if deemed reasonably necessary by OnStar to prevent any harm to OnStar, its customers or its business. OnStar must provide notice and an opportunity to cure before suspending Services in accordance with the terms of this Agreement. The Monthly Service Fee will be adjusted on a prorated basis for any period that Services are suspended under this Section 2.2.6; provided, however, that if the Services are suspended by OnStar for a period exceeding seven consecutive days in any six-month period, or exceeding thirty non-consecutive days in any six-month period, and OnStar has not issued Magic a notice of its intention to terminate this Agreement for cause pursuant to Section 5.2, Magic shall provide written notice to OnStar that such action shall be deemed a Termination for Convenience under Section 5.2, effective five (5) days after said notice, unless Services are recommenced or the parties agree otherwise in writing.

        2.3 OnStar's Obligations.

                2.3.1 Compliance with Law. OnStar represents, warrants and covenants to Magic that the performance of its obligations hereunder and the use of the Virtual Advisor Service by Subscribers and other OnStar users will not violate any applicable laws, or cause a breach of any agreements with any third parties or unreasonably interfere with the use of Magic's services by other customers of Magic.

                2.3.2 Responsibility for Online Conduct. OnStar acknowledges that Magic will exercise no control whatsoever over the substance of the information passing through the Network Operations Center, such as emails and content secured from third party providers pursuant to Section 2.1(ii) of this Agreement. Notwithstanding the foregoing, nothing in this Section 2.3.2 shall be construed to limit Magic's obligation to OnStar pursuant to Sections 2.1(ii),
(iii) or (iv), including its obligation to properly deliver to the Virtual Advisor Service content secured from third party providers, and to promptly take all steps reasonably necessary to correct interruptions or failures in the delivery to General Magic of content secured from third party providers.

                2.3.3 Breach of OnStar Warranties and Covenants. In the event of any breach by OnStar of the foregoing warranties or covenants, in addition to any other remedies available at law or in equity, Magic will have the right, in its sole reasonable discretion, to suspend the Services if deemed reasonably necessary by Magic to prevent any harm to Magic, its customers or its business. Before suspending the Services, Magic will provide OnStar notice and, to the extent possible, an opportunity to cure any such breach. In the event Services are suspended, Magic will promptly recommence the Services once the breach is cured.

        2.4 SERVICE MODIFICATIONS. In the event that OnStar desires at any time to deploy modifications of the OnStar Items on the Virtual Advisor Service, OnStar and Magic will cooperate with one another to deploy such modifications in a reasonably prompt fashion; provided, however, that OnStar will have access to the Network Operations Center only with the prior written consent of Magic (which consent shall not be unreasonably withheld or delayed).

III. LICENSE GRANTS AND OWNERSHIP OF INTELLECTUAL PROPERTY RIGHTS

        3.1 License Grant by OnStar.

                3.1.1 License of OnStar Technology and Intellectual Property Rights. OnStar grants Magic a royalty-free, non-exclusive, world-wide license under all applicable Intellectual Property Rights to use, reproduce, perform, display, modify and create Improvements to the OnStar Background Technology and the OnStar Items for the purpose of performing the Services during the term of this Agreement.

                3.1.2 Authority. OnStar represents and warrants that it has obtained all necessary permissions, licenses and/or consents for the license of all third-party Intellectual Property Rights granted to Magic under this Agreement.

                3.1.3 Ownership. As between the Parties, the Development Agreement governs ownership of the technologies that are the subject of this Agreement. In the event of any inconsistency between this Agreement and the Development Agreement with respect to the ownership of Intellectual Property Rights, the Development Agreement shall be controlling.

        3.2 General Skills and Knowledge. Notwithstanding anything to the contrary in this Agreement, neither party will be prohibited or enjoined at any time by the other party from utilizing any skills or knowledge of a general nature acquired during the course of providing the Services, including, without limitation, information publicly known or available or that could reasonably be acquired in performing similar work.

IV. PAYMENTS AND PAYMENT TERMS

        4.1 Fees and Expenses.

                4.1.1 Monthly Service Fees. OnStar shall pay to Magic a monthly service fee as set forth in Exhibit C (Monthly Service Fees) hereto (the "MONTHLY SERVICE FEE"). On or before the 15th day of each calendar month, Magic shall invoice OnStar the Monthly Service Fee for the immediately preceding calendar month. The invoice shall specify the dates of service. OnStar will make payment of each such invoice on or before the second day of the second month following receipt of the services by OnStar. For example, if service is provided in October and an invoice is issued to OnStar (showing the dates of service) on or before November 15th, payment of all non-disputed amounts would be made by December 2nd.

                4.1.2 Expenses. OnStar shall reimburse Magic for actual, reasonable travel and out-of-pocket expenses incurred (including lodging, meals and related incidental expenses) in connection with the provision of the Services or at the request of OnStar, if such provision must be performed away from Magic's facilities. Such expenses shall be reimbursed in accordance with OnStar's travel and expense guidelines, attached hereto as Exhibit D (OnStar Travel Guidelines).

        4.2 Payment Terms.

                4.2.1 Currency. All sums due or payable under this Agreement shall be paid in the United States in U.S. dollars.

                4.2.2 Taxes. Fees are exclusive of all taxes, levies or duties, and OnStar shall be responsible for the payment of the same, except for taxes based on Magic's net income. In the event that Magic has the legal obligation to pay or collect taxes for which OnStar is responsible pursuant to this Section 4.2.2, the appropriate amount shall be invoiced to and paid by OnStar unless OnStar provides Magic with a valid tax exemption certificate authorized by the appropriate taxing authority.

V. TERM AND TERMINATION

        5.1 Term. The initial term of this Agreement will commence on the Effective Date and will terminate on the second anniversary of the Launch Date; provided, however, that this Agreement shall automatically renew for successive three-month periods unless either Party gives the other written notice of nonrenewal not less than ninety (90) days prior to the expiration of the then-current term.

        5.2 Termination. This Agreement may be terminated by either Party for cause upon written notice to the other Party if (i) the other Party has committed a material breach of this Agreement and (ii) the other Party has not cured such material breach within thirty (30) days after written notice of such material breach. In addition, OnStar may terminate this Agreement at any time within two years following the Launch Date upon sixty (60) days prior written notice to Magic ("TERMINATION FOR CONVENIENCE"); provided, however, that concurrently with such notice, OnStar shall pay to Magic a termination fee totaling the amount of Monthly Service Fees otherwise payable from the date of the notice through the second anniversary of the Launch Date.

        5.3 Termination for Change of Control of General Magic. In the event (i) of a sale of all or substantially all of the assets of Magic; or (ii) any "person" (as the term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than a trustee or other fiduciary holding securities of Magic under an employee benefit plan of Magic, becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of Magic representing 50% or more of the outstanding shares of common stock of the company, or representing 35% or more of the combined voting power of the company's then outstanding securities entitled to vote generally in the election of directors, where OnStar reasonably determines, in its sole discretion, that any such event has created a substantial uncertainty as to Magic's continued ability to perform the Services or a conflict of interest between Magic and OnStar, OnStar may terminate this Agreement on at least 60 days notice to Magic, and such termination shall not be deemed a Termination for Convenience.

        5.4 Termination for Insolvency. In the event that either party is unable to pay its debts generally as they come due or is declared insolvent or bankrupt, is the subject of any proceedings relating to its liquidation, insolvency or for the appointment of a receiver or similar officer for it, makes an assignment for the benefit of all or substantially all of its creditors, or enters into an agreement for the composition, extension, or readjustment of all or substantially all of its obligations, then the other party hereto may, by giving written notice thereof to such party, terminate the Agreement as of the date specified in the notice of termination, and such termination shall not be deemed a Termination for Convenience.

        5.5 Survival. The terms of this Agreement that by their sense and context are intended to survive shall survive expiration or termination of this Agreement, including Articles I (Definitions), VI (Limited Warranties and Exceptions for Magic Services), VII (Indemnification and Liabilities), VIII (Dispute Resolution) and IX (Miscellaneous).

VI. LIMITED WARRANTIES AND EXCEPTIONS FOR MAGIC SERVICES

        6.1 Express Warranty. Magic warrants (i) that it will use reasonable commercial efforts to achieve the service levels set forth in the Service Level Agreement attached to this Agreement as Exhibit A and (ii) that it will perform the Services in a manner consistent with industry standards reasonably applicable to the performance thereof.

        6.2 No Other Warranty. Except for the express warranty set forth in
Section 6.1 hereof, the Services are provided on an "AS IS" basis, and OnStar's use of the Services is at its own risk. Magic does not warrant that the Services will be uninterrupted, error-free, or completely secure or that the Services will meet all of OnStar's requirements. Magic does not make, and hereby disclaims, any and all other express and/or implied warranties, including, but not limited to, warranties of merchantability, fitness for a particular purpose, noninfringement and title, and any warranties arising from a course of dealing, usage or trade practice. Magic makes no warranty as to the results that may be obtained from use of the Services or the accuracy or reliability of any transactions conducted or information, goods or services obtained through the Services (including content provided by third parties).

        6.3 Disclaimer of Actions Caused by and/or Under the Control of Third Parties. Magic does not and cannot control the flow of data to or from Magic's Network Operations Center. Such flow depends in large part on the performance of Internet and telecommunications services provided or controlled by third parties. At times, actions or inactions of such third parties can impair or disrupt OnStar's connections to the Internet (or portions thereof) and/or to the telecommunications networks (or portions thereof). Although Magic will use commercially reasonable efforts to take all actions it deems appropriate to remedy and avoid such events, Magic cannot guarantee that such events will not occur. Accordingly, Magic disclaims any and all liability resulting from or related to such events. Notwithstanding the foregoing, Magic will notify OnStar of any such event promptly upon discovery thereof and use reasonable commercial efforts to ensure uninterrupted use of the Services in accordance with the service levels set forth in Exhibit A (Service Level Agreement).

        6.4 Warranty Remedies. In the event Magic does not meet the service levels or its warranty obligations, Magic shall grant OnStar a service level credit as calculated pursuant to Exhibit C (Monthly Service Fees).

        6.5 Warranty Claims. In order to receive warranty remedies, deficiencies in the Services must be reported to Magic in writing within sixty (60) calendar days of the discovery thereof by OnStar or its agents.

VII. INDEMNIFICATION AND LIABILITIES

        Each of the Parties hereto shall be entitled to indemnity from the other on the terms and subject to the conditions and limitations provided in Sections
9.1 through 9.9 of the Development Agreement, which are incorporated herein mutatis mutandis by this reference.

VIII. DISPUTE RESOLUTION

        Any controversy or claim arising out of, or relating to, this Agreement, including questions concerning the scope and applicability of this Article shall be resolved in accordance with Sections 11.1 through 11.3 of the Development Agreement, which are incorporated herein mutatis mutandis by this reference.

IX. MISCELLANEOUS

        9.1 Relationship of Parties. Nothing in this Agreement will be construed as creating any agency, partnership, or other form of joint enterprise between the parties. Neither Party will have the authority to act or create any binding obligation on behalf of the other Party, nor will either Party represent to any third party that it has the authority to act or create any binding obligation on behalf of the other Party.

        9.2 No Third Party Beneficiaries. Magic and OnStar agree that, except as otherwise expressly provided in this Agreement, there shall be no third-party beneficiaries to this Agreement, including but not limited to any insurance providers for either Party or the customers or Subscribers of OnStar.

        9.3 Marketing. OnStar agrees that during the term of this Agreement Magic may publicly refer to OnStar, orally and in writing, as a customer of Magic in words substantially to such effect.

        9.4 Notices. All notices, consents, waivers, and other communications intended to have legal effect under this Agreement must be in writing, must be delivered to the other Party at the address set forth at the top of this Agreement by personal delivery, certified mail (postage pre-paid), or a nationally recognized overnight courier, and will be effective upon receipt (or when delivery is refused). Any such notices must be addressed to the attention of the other Party's General Counsel. Each Party may change its address for receipt of notices by giving notice of the new address to the other Party.

        9.5 Governing Law. This Agreement is made under and will be governed by and construed in accordance with the laws of the State of New York (except that body of law controlling conflicts of law).

        9.6 Severability. In the event any provision of this Agreement is held by a tribunal of competent jurisdiction to be contrary to the law, such unenforceability or invalidity will not render this Agreement unenforceable or invalid as a whole, the remaining provisions of this Agreement will remain in full force and effect and such provision will be changed and interpreted so as to best accomplish the objectives of such unenforceable or invalid provision within the limits of applicable law or applicable court decision.

        9.7 Waiver. The waiver of any breach or default under any provision of this Agreement will not constitute a waiver of any subsequent breach or default of such provision.

        9.8 Assignment. Neither this Agreement nor any rights or obligations of either Party under this Agreement may be assigned in whole or in part without the prior written consent of the other Party except (a) Magic may assign this entire Agreement in connection with a merger or sale of all or substantially all of its business or assets to a third party that agrees in writing to assume this Agreement, and (b) OnStar may assign any or all of its rights under this Agreement to any of its Affiliates. Any attempted assignment in violation of the preceding sentence will be void. This Agreement will bind and inure to the benefit of each Party's successors and permitted assigns.

        9.9 Force Majeure.

                (a) Except as provided in Section 9.9(b) below, Magic will not be liable for any failure or delay in its performance under this Agreement due to any cause beyond its control, including but not limited to: acts of God, fire, explosion, vandalism, cable cut, storm, extreme temperatures, earthquake, flood, embargo, sabotage, failure of the Internet, failure of any telecommunications networks or other similar happenstances; any law, order, regulation, direction, action or request of the United States government, or of any other government, including state and local governments having jurisdiction over either of the parties, or of any department, agency, commission, court, bureau, corporation or other instrumentality of any one or more said governments or of any civil or military authority; national emergencies, insurrection, riots, wars, or strikes, lock-outs, work stoppages or other labor difficulties; actions or inactions of a third-party provider or operator of facilities or services employed in provision of the Service, or any other conditions or circumstances beyond the sole control of Magic which impede or affect the Services or the transmission of Internet or telecommunications services.

                (b) If any failure of performance on the part of Magic described in Section 9.9(a) shall be: (i) for thirty (30) calendar days or less, then this Agreement shall remain in effect, but OnStar shall be relieved of any obligation to pay for that portion of the Services affected for the period of such failure of performance; or (ii) for more than thirty (30) days, then OnStar may terminate this Agreement in its entirety for cause pursuant to Section 5.2 (Termination) hereof.

        9.10 Non-Solicitation. During the Term of this Agreement and for one year thereafter, neither Party may solicit, directly or indirectly, any employee of the other Party, or hire, as an employee or independent contractor or otherwise, any person who at that time is, or who in the proceeding six (6) months was, an employee of the other Party. It is understood that general employment advertisements not targeted at the other Party's employees will not constitute a breach of this Section 9.10.

        9.11 Construction. The section headings appearing in this Agreement are inserted as a matter of convenience and in no way define, limit, construe, or describe the scope or extent of such section or in any way affect this Agreement. Unless otherwise expressly stated, when used in this Agreement the word "INCLUDING" means "INCLUDING BUT NOT LIMITED TO." Each reference to an "ARTICLE" is a reference to an article of this Agreement, unless otherwise specified. Each reference to a "SECTION" is a reference to a section in this Agreement, unless otherwise specified. Each Party represents that it has had the opportunity to participate in the preparation of this Agreement and hence the Parties agree that the rule of construction that ambiguities be resolved against the drafting party will not apply to this Agreement.

        9.12 Entire Agreement and Amendment. This Agreement and the Development Agreement, together with the Exhibits thereto, completely and exclusively state the agreement of the Parties regarding its subject matter. Except for the Development Agreement, this Agreement supersedes, and its terms govern, all prior understandings, agreements, or other communications between the Parties, oral or written, regarding such subject matter. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument. Once signed, any reproduction of this Agreement made by reliable means (e.g., photocopy, facsimile) is considered an original. This Agreement may be changed only by a written document signed by authorized representatives of both Parties in accordance with this Section 9.12. For purposes of this Agreement, the term "WRITTEN" means anything reduced to a tangible form by a Party, including a printed or hand written document, email or other electronic format.

            [The remainder of this page is intentionally left blank.]

        Authorized representatives of OnStar and Magic have read the foregoing and all documents incorporated therein and agree and accept such terms effective as of the date first above written.

                                       GENERAL MAGIC, INC.,
                                       a Delaware corporation



                                       By:  /s/ K.M. LAYTON
                                           -------------------------------------
                                           Name: K.M. Layton
                                           Title: CEO


                                       ONSTAR CORPORATION,
                                       a Delaware corporation



                                       By:  /s/ F.H. COOKE
                                           -------------------------------------
                                           Name: F.H. Cooke
                                           Title: Vice President

                                    EXHIBIT A

                                 SERVICE LEVELS


1.   This Section sets forth the descriptions of the Critical Service Levels.

    1.1. SYSTEM AVAILABILITY

        1.1.a. DEFINITION. The percentage of time, excluding downtime scheduled pursuant to Section 2.1(i) ("Scheduled Downtime"), that the Magic Operations Center in support of OnStar is available to accept and successfully [**] incoming OnStar Virtual Advisor calls each day.

        1.1.b.  MEASURED. This is measured by Magic through the [**].

    1.2. FEATURE AVAILABILITY

        1.2.a. DEFINITION. The percentage of time, excluding Scheduled Downtime, that the Magic Operations Center in support of OnStar is available to deliver each of the services that comprise the OnStar Virtual Advisor at any point in time. At launch the services that comprise the OnStar Virtual Advisor are: News, Weather, Sports, Stock Quotes and Email.

        1.2.b.  MEASURED. This is measured by Magic through the [**].

    1.3. INCOMING CALL CONNECTION SUCCESS RATE

        1.3.a. DEFINITION. The percentage of calls, excluding those placed during Scheduled Downtime, that gets answered. This allows the measurement of blocked or unanswered calls.

        1.3.b. MEASURED. This is measured by Magic based on the [**] for the Virtual Advisor Service.

    1.4. VOICE RECOGNITION

        1.4.a. DEFINITION. The percentage of time each in grammar consumer utterance spoken is recognized correctly by the OnStar Virtual Advisor system.

        1.4.b. MEASURED. This is measured through custom work performed by Magic based on [**].

2. Magic will measure each of the Critical Service Levels as provided above, commencing with the Effective Date. Service Level Measurement Reports will be provided to OnStar [**] detailing [**] performance. Monthly Service Level Measure Reports will be provided to OnStar before the second Tuesday of the following month.

3. An Operations Board Meeting will be held on the second Tuesday of each month between OnStar and General Magic.



                                    Exhibit A

[**] CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH
     THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

4. The following table sets forth the goal, expected result and minimum result for Magic's performance with respect to each Critical Service Level. Within two weeks following September 30, 2001, the parties will meet to review Magic's performance with respect to each Critical Service Level, and to negotiate in good faith any warranted revision to goals, expected results, and minimum results.

                                            EXPECTED    MINIMUM
MEASURE                         GOAL        RESULT      RESULT
                                ----        ------      ------
System Availability            [**]         [**]        [**]

Feature Availability           [**]         [**]        [**]

Call Connection                [**]         [**]        [**]

Recognition Accuracy           [**]         [**]        [**]


5. Not more than once each calendar quarter, OnStar may propose the addition or deletion of one or more critical service levels upon written notice to Magic. OnStar will provide such written notice to Magic at least 45 days prior to the next measurement quarter for inclusion in that period. Magic will initiate discussions with OnStar concerning the proposal promptly following receipt of the notice, resulting in a written agreement between the parties regarding the service level to be added or deleted, and, where the proposal contemplates addition of a service level, the method of measurement, the service level commitment, and the price of the addition.

6. OnStar will authorize [**] to provide Magic monthly Call Detail Reports for the Virtual Advisor Service within ten (10) days of the beginning of each month for the preceding month.



                                    Exhibit A

[**] CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH
     THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                                    EXHIBIT B

                                CUSTOMER SUPPORT



See attached.


                                    Exhibit B

                                    EXHIBIT C

                               MONTHLY SERVICE FEE


Commencing January 1, 2001, and for so long as utilization of the Virtual Advisor Service does not exceed four million minutes of use per month, the Monthly Service Fee will be US$95,000 per month. When utilization exceeds four million minutes of use per month, the Monthly Service Fee shall be determined by reference to the following table.


     MINUTES OF USE/MONTH       INCREMENTAL PER MINUTE RATE      RANGE OF MONTHLY FEE
     --------------------       ---------------------------      --------------------
 4,000,001 --  4,499,999                    .056                  $ 95,000 -- 123,000

 4,500,000 --  4,999,999                    .040                  $123,000 -- 143,000

 5,000,000 --  5,499,999                    .035                  $143,000 -- 160,500

 5,500,000 --  5,999,999                    .031                  $160,500 -- 176,000

 6,000,000 --  6,499,999                    .027                  $176,000 -- 189,500

 6,500,000 --  6,999,999                    .025                  $189,500 -- 202,000

 7,000,000 --  7,499,999                    .023                  $202,000 -- 213,500

 7,500,000 --  7,999,999                    .022                  $213,500 -- 224,500

 8,000,000 --  8,999,999                    .021                  $224,500 -- 245,500

 9,000,000 --  9,999,999                    .020                  $245,500 -- 265,500

10,000,000 -- 19,999,999                    .019                  $265,500 -- 455,500

20,000,000 +                                .018                  $455,500 +


SERVICE LEVEL CREDITS

Commencing July 1, 2001, for any [**] that Magic fails to meet its service level commitments, determined as provided in Exhibit A to this Agreement, OnStar will be entitled to financial credits based on the following definitions:

                                    Exhibit C


[**] CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY
     WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Measurement Period

Measurements for each Critical Service Level will be collected and available to be reported on a [**] basis and a [**] aggregate basis, except that the measurement for the recognition accuracy service level shall be collected and available to be reported on a [**] basis. Service level credit awards will be based on [**] performance (except service level credit awards for recognition accuracy, which will be based on [**] performance), and earnbacks will be based on [**] aggregate performance.

Service Level Credits

A service level credit is equal to 1/30 of the monthly hosting rate for the month in which the service level commitment is not met. For example, at the start of the hosting agreement the service level credit will be equal to 1/30 * $220,000, or $7,333.

Service level credit awards are calculated based on [**] performance (other than for voice recognition accuracy, which is calculated based on [**] performance). For each [**] (or [**], as applicable) the expected service level commitment for a given Critical Service Level is not met, but the minimum is exceeded, a credit will be awarded to OnStar equal to 50% of the service level credit. For each [**] (or [**], as applicable) the minimum service level commitment for a given Critical Service Level is not met, a credit will awarded to OnStar equal to 100% of the service level credit.

Service Level Commitments

Service Level Commitments will be determined pursuant to Exhibit A. For the purpose of calculating credits and earnbacks, they will include expected and minimum levels of performance for each of the Critical Service Levels.

Earnbacks

Earnbacks are based on [**] aggregate performance and apply to all service level credits awarded. Service level credits awarded for performance below the minimum level can be earned back up to 50%. Service credits awarded for performance between the minimum and expected levels can be earned back up to 100%. Earnbacks are available for performance that meets or exceeds the expected level of performance over the [**] period. The [**] period is fixed and based on each [**] of the [**].

Example (for purpose of illustration only):

Hosting:          $220,000 per month
                  (A) Service level credit = 1/30 * $220,000 = $7,333

Critical Service Level:

                  Expected Level -- 98%
                  Minimum Level -- 95%

                                    Exhibit C


[**] CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY
     WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Performance:      (B) [**] at 93% - less than minimum, resulting in the award of a full service level credit

                  (C) [**] at 97% - less than expected and greater than
                      minimum, resulting in the award of 50% of the service level credit for each of the 2 days

                  (D) [**] performance at 98.4% - greater than expected,
                      resulting in an earnback, calculated below

Credits Awarded:  ((B*A) + (C*(.5*A)) = $14,666

Earnbacks:        ((B*A)*.5) + ((C*(.5*A)*1) = $11,000

Net Service Level Credit Award:  $3,666


Limits on Service Credits

OnStar shall not be entitled to a credit in excess of (i) one thirtieth (1/30) of the Monthly Service Fee for any [**] on which Magic fails to meet a service level commitment (or, with respect to recognition accuracy, for any [**] in which Magic fails to meet its service level commitment), regardless of whether Magic fails to meet one or more service level commitments for that [**] or [**], as applicable, or (ii) a total of one third (1/3) of the Monthly Service Fee for any [**] with respect to which Magic fails to meet one or more service level commitments. Notwithstanding the foregoing, for the months of July, August and September, 2001, OnStar shall not be entitled to a credit in excess of a total of 5%, 10% and 20%, respectively, of the Monthly Service Fee for any [**] with respect to which Magic fails to meet one or more service level commitments. In addition, OnStar shall not be entitled to a credit in the event that failure to meet any service level commitment is attributable to a force majeure event, as described in Section 9.9(a) of the Agreement, including any failure resulting from a failure or change in facilities, systems or equipment maintained by OnStar, its vendors or suppliers (other than Magic).

                                    Exhibit C


[**] CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY
     WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                                    EXHIBIT D

                                TRAVEL GUIDELINES

THE FOLLOWING ARE GUIDELINES FOR REPORTING OF BUSINESS-RELATED TRAVEL EXPENSES:

Original copies of receipts are required for all airfare, hotel, car rental and transportation expenditures, plus any individual expenditures such as parking, gasoline purchases, highway tolls, etc. Include the last copy of the airline ticket. Receipts are to be obtained where customarily available and attached to the expense report submitted by Seller. Receipts other than restaurant tabs are required for expenditures of $25.00 or more. All travel and per diem for which Magic seeks reimbursement will be submitted to OnStar on Magic's standard vouchers with substantiating documentation and will accompany the monthly invoices. The employee, his or her immediate supervisor and an authorized OnStar representative must sign the expense report form.

Normally a maximum of two members are permitted to travel on the same business trip. If more than two members are required, approval must be obtained in advance. Magic is responsible for making travel reservations, hotel/motel accommodations and rental cars.

Coach fare is the only authorized form of domestic air travel. Business class is the authorized form for overseas travel. Taxis, hotel shuttles or airport limos should be used when a reduction in expense can be obtained versus a rental car. Personal car mileage is reimbursed for miles driven in excess of miles commuted to and from the driver's normal workplace at a rate of $.325 per mile. Parking fees and highway tolls are reimbursable items, and receipts are required. Traffic violations are NOT reimbursable.

Itemize hotel bill by day including tax. Separate charges (i.e. telephone, restaurant, etc.) should be shown on the appropriate expense report line. Hotel movies or alcoholic beverages are personal expenses and should NOT be included on the expense report.

Meal charges should reflect actual expenses incurred and will be considered for approval based on trip location and reasonableness (there is no set allowance per day). Any meal expense greater than $15.00 requires a receipt and a business purpose. Meals will NOT be reimbursed for non-overnight trips except in the case of late return or early arrival occasioned by travel outside normal working hours. When claiming dinner on the last day of travel, the traveler must return after 7:00 p.m. (flight arrival time). Breakfast on the first day of the trip should be at the traveler's expense, unless he or she leaves before 7:00 a.m. (flight departure). When claiming breakfast on the first day of a trip or dinner on the last day of a trip, the traveler must list the time departure and/or return in order to be reimbursed.

All telephone charges require an explanation of person called and the nature of expense. Reasonable valet and laundry expenses are authorized for stays exceeding five consecutive days or in case of emergency.

Home computer expenses including hardware, software, and data/phone lines are NOT reimbursable expenses. Political contributions/donations of any type are NOT reimbursable.

All expenses must be reasonable and are subject to audit.

                                    Exhibit D